Exhibit 99.1

The Thomson Corporation Metro Center, One Station Place Stamford, CT 06902 Tel (203) 539-8000 www.thomson.com News Release
Media Contact:	Investor Contact:
Jason Stewart	Frank J. Golden
Vice President, Media Relations	Vice President, Investor Relations
(203) 539-8339	(203) 539-8470
jason.stewart@thomson.com	frank.golden@thomson.com

FOR IMMEDIATE RELEASE

The Thomson Corporation Completes Acquisition of Information Holdings Inc.

STAMFORD, Conn., November 30, 2004 — The Thomson Corporation (NYSE: TOC; TSX: TOC) today announced the completion of its acquisition of Information Holdings Inc. (NYSE: IHI).  Holders of IHI common stock will receive $28.00 in cash for each share of IHI common stock.

                “We are very pleased to welcome IHI to Thomson and are excited over the future prospects of our combined operations,” said Robert Cullen, president and chief executive officer of Thomson Scientific and Healthcare.  “Together we are positioned to offer our pharmaceutical and life science customers a significantly broader range of intellectual property and drug development workflow solutions.  With critical content and software tools for professionals in regulatory affairs and intellectual property market segments, IHI’s businesses will be seamlessly integrated into Thomson Scientific & Healthcare and will improve our ability to serve new and existing customers alike.”

The Thomson Corporation

The Thomson Corporation (www.thomson.com), with 2003 revenues from continuing operations of $7.44 billion, is a global leader in providing integrated information solutions to business and professional customers.  Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare.  With operational headquarters in Stamford, Conn., Thomson has approximately 38,000 employees and provides services in approximately 130 countries.  The Corporation’s common shares are listed on the New York and Toronto stock exchanges (NYSE: TOC; TSX: TOC).